Exhibit 99.1

Net Lease Office Properties Declares
Common Share Dividend of $0.34 Per Share

NEW YORK, NEW YORK, December 8, 2023 – Net Lease Office Properties (NYSE: NLOP) declared a common share dividend of $0.34 per share (approximately $5.0 million in the aggregate). The dividend is payable on or about January 29, 2024 to shareholders of record as of the close of business on December 18, 2023 (the “Record Date”). This will allow NLOP to comply with the annual distribution requirements applicable to real estate investment trusts under the U.S. Internal Revenue Code of 1986, as amended, while retaining capital and enhancing NLOP’s financial flexibility.

In accordance with relevant IRS guidelines, shareholders may make an election to receive their dividend in the form of either all cash or all NLOP shares. The aggregate amount of cash to be distributed by NLOP will be limited to a maximum of 20% of the total dividend. Shareholders who do not make an election will be deemed to have elected to receive their dividend in all shares. To the extent that more than 20% cash is elected, the excess cash elections will be prorated.

The value of the shares distributed in the dividend will be based upon the volume weighted average trading prices of NLOP’s common shares on the New York Stock Exchange between January 18, 2024 and January 19, 2024. Fractional shares will not be issued; shareholders who would otherwise be entitled to receive fractional shares will receive a cash payment in lieu of fractional shares. NLOP expects the dividend to be taxable to shareholders. Election forms are expected to be mailed to shareholders promptly after the Record Date. Elections for registered holders must be received by NLOP’s transfer agent, Computershare Trust Company, N.A., by 5:00 p.m. ET on January 17, 2024.

If you have any questions regarding the election form or the election deadline, please call Georgeson, the Information Agent for the election, toll free at 1-888-275-0751 or 1-502-219-6101 for non U.S. shareholders. If your shares are held through a bank, broker or nominee, and you have questions regarding the dividend election, please contact such bank, broker or nominee, who will also be responsible for distributing the election form to you and submitting the completed election form on your behalf.

Net Lease Office Properties

Net Lease Office Properties (NYSE: NLOP) is a publicly traded real estate investment trust that owns a portfolio of high-quality office properties primarily leased to corporate tenants on a single-tenant net lease basis. Tenants operate across a variety of industries and the vast majority of properties are located in the U.S., with the balance located in Europe.

www.nloproperties.com

Institutional Investors:
1-212-492-1140
institutionalir@nloproperties.com

Individual Investors:
1-844-NLO REIT (656-7348)
ir@nloproperties.com

Press Contact:
Anna McGrath
1 (212) 492-1166